Exhibit 99

March 11, 2016

Beacon Roofing Supply Appoints Gregory T. Jorgensen as Chief Accounting Officer

HERNDON, Va.--(BUSINESS WIRE)-- Beacon Roofing Supply, Inc. (NASDAQ: BECN; “Beacon” or “the Company”) announced today that Gregory T. Jorgensen will join the Company in its Herndon, Virginia corporate headquarters as its Vice President and Chief Accounting Officer, effective March 28, 2016. Mr. Jorgensen becomes the main custodian of Beacon’s overall accounting policies and will oversee all accounting operations, financial consolidations, and SEC reporting efforts.

Mr. Jorgensen comes to Beacon from Hertz Global Holdings Inc., a domestic publicly-traded car rental company with locations worldwide, where he has served as the Vice President of Financial Reporting, Technical Accounting, and Policy since 2014. Prior to that, Mr. Jorgensen was the Assistant Controller and an accounting team leader for Ball Corporation, a global packaging solutions company based out of Denver, Colorado. He is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Brigham Young University.

Joe Nowicki, the Company's Chief Financial Officer, stated: "Greg is a proven leader with an extensive background that includes experience successfully managing a large-scale, decentralized accounting organization. He brings a vast amount of technical accounting expertise and a wealth of knowledge over financial reporting and M&A analysis. Greg has a proven track record of implementing both accounting process and policy improvements. We are thrilled to have Greg join the Beacon team as we continue to make great strides on our growth strategy.”

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 356 branches throughout 45 states in the U.S. and six provinces in Canada. On October 1, 2015 Beacon Roofing Supply Inc. acquired Roofing Supply Group ("RSG") and its 85 branch locations. Pro forma sales for the combined company in fiscal year 2015 were $3.7 billion. The Company employs more than 4,000 associates. Beacon Roofing Supply's stock is traded on The NASDAQ Global Select Market under ticker symbol ‘BECN.' To learn more about Beacon and its family of regional brands, please visit www.becn.com.

BECN-F

Beacon Roofing Supply, Inc.

Joseph Nowicki

Executive Vice President & Chief Financial Officer

571-323-3940

JNowicki@becn.com

Source: Beacon Roofing Supply, Inc.